Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-135837

                              BigString Corporation

                              PROSPECTUS SUPPLEMENT

                                    Number 11

                                       to

                         Prospectus dated August 4, 2006

                                       of

                              BIGSTRING CORPORATION

                        7,600,000 Shares of Common Stock

                  --------------------------------------------


This prospectus supplement supplements the prospectus dated August 4, 2006, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 7,600,000 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated August 4, 2006, and the prospectus supplement number 1 dated August 16, 2006, the prospectus supplement number 2 dated September 26, 2006, the prospectus supplement number 3 dated November 17, 2006, the prospectus supplement number 4 dated December 15, 2006, the prospectus supplement number 5 dated December 20, 2006, the prospectus supplement number 6 dated January 19, 2007, the prospectus supplement number 7 dated January 29, 2007, the prospectus supplement number 8 dated February 27, 2007, the prospectus supplement number 9 dated March 13, 2007 and the prospectus supplement number 10 dated April 5, 2007, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously amended and supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously amended and supplemented. The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation has entered into a financing agreement with several accredited financing parties, pursuant to which it will receive an aggregate of $1,600,000 in financing.

This prospectus supplement includes the attached Current Report on Form 8-K, without exhibits, which was filed with the Securities and Exchange Commission on May 3, 2007. Copies of the exhibits to the Current Report on Form 8-K may be viewed at www.sec.gov.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated August 4, 2006, as amended and supplemented, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this prospectus supplement is May 7, 2007

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                   May 1, 2007


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                       000-51661              20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of          (Commission            (IRS Employer
        incorporation)                  File Number)         Identification No.)


 3 Harding Road, Suite F, Red Bank, New Jersey                      07701
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)

       Registrant's telephone number, including area code: (732) 741-2840


       -------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 - Registrant's Business and Operations

         Item 1.01.   Entry into a Material Definitive Agreement.
         ---------    ------------------------------------------

         On May 1, 2007, BigString Corporation ("BigString") entered into a Subscription Agreement, a copy of which is attached to this current report as
Exhibit 10.43 (the "Subscription Agreement"), with Whalehaven Capital Fund Limited, Alpha Capital Anstalt, Chestnut Ridge Partners LP, Iroquois Master Fund Ltd. and Penn Footwear (collectively, the "Subscribers"), pursuant to which the Subscribers have purchased convertible promissory notes in the aggregate principal amount of $800,000, which promissory notes are convertible into shares of BigString's common stock, par value $0.0001 per share ("Common Stock"), and warrants to purchase up to 1,777,778 shares of BigString's Common Stock. As provided for in the Subscription Agreement, upon the effectiveness of a registration statement with respect to the Common Stock issuable upon conversion of the promissory notes and exercise of the warrants, in addition to certain other customary closing conditions, the Subscribers will purchase additional convertible promissory notes in the aggregate principal amount of $800,000 and warrants to purchase up to 1,777,778 shares of BigString's Common Stock (the "Second Closing"), for a total subscription of $1,600,000. Each promissory note has a term of three years and accrues interest at a rate of six percent annually. The holder of a convertible promissory note shall have the right from and after the issuance thereof until such time as the convertible promissory note is fully paid, to convert any outstanding and unpaid principal portion thereof into shares of Common Stock at a conversion price of $0.18 per share. The conversion price and number and kind of shares to be issued upon conversion of the convertible promissory note is subject to adjustment from time to time as more fully set forth in the Form of Convertible Note attached hereto as Exhibit
4.2. A description of the warrants is provided under Item 3.02 below.

         Pursuant to the terms of the Subscription Agreement, BigString has agreed to register the shares of Common Stock issuable upon conversion of the convertible promissory notes and the shares of Common Stock issuable upon the exercise of the warrants under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). BigString has agreed to file a registration statement with the Securities and Exchange Commission (the "Commission") within forty-five calendar days after the initial closing date of May 1, 2007 (the "Initial Closing Date") and cause the registration statement to be declared effective within ninety calendar days after the filing of such registration statement, but in no event later than September 13, 2007. If the registration statement to be utilized to register the shares is not filed with the Commission by June 15, 2007, or does not become effective by the earlier of
(a) the date which is ninety calendar days after the date the registration statement is first filed with the Commission or (b) three business days after receipt by BigString of a communication from the Commission that the registration statement will not be reviewed and/or the Commission has no further comments, BigString will be required to pay to the Subscribers liquidated damages. The liquidated damages shall be equal to two percent of the purchase price of the outstanding convertible promissory notes for the first thirty days following such event and one percent of the purchase price of the outstanding convertible promissory notes for each thirty days thereafter. BigString must pay the liquidated damages in cash.

         BigString has also agreed to pay Gem Funding LLC (the "Finder") an aggregate finder's fee equal to $128,000 and to issue warrants to the Finder to purchase an aggregate of 426,666 shares of BigString's Common Stock. BigString paid $64,000 and issued a warrant to purchase

213,333 shares of Common Stock to the Finder on the Initial Closing Date and has agreed to pay an additional $64,000 and to issue a warrant to purchase an additional 213,333 shares of Common Stock on the date of the Second Closing. The Finder's warrants shall be similar to and carry the same rights as the warrants issuable to the Subscribers. BigString has further agreed to pay certain liquidated damages to the Subscribers should the shares of Common Stock issuable upon the conversion of one or more of the convertible promissory notes or exercise of the warrants are not timely delivered.

Section 3 - Securities and Trading Markets

         Item 3.02. - Unregistered Sales of Equity Securities.
         ----------   ---------------------------------------

         As set forth under Item 1.01 above, BigString has issued warrants to purchase up to 1,777,778 shares of BigString's Common Stock to the Subscribers and a warrant to purchase an aggregate of 213,333 shares of BigString's Common Stock to the Finder and has agreed to issue additional warrants to purchase up to 1,777,778 shares of BigString's Common Stock to the Subscribers and an additional warrant to purchase up to 213,333 shares of BigString's Common Stock to the Finder on the date of the Second Closing. In connection with the issuance of the warrants to purchase Common Stock, BigString relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act and intends to rely on the same exemption for the aforementioned issuances on the date of the Second Closing.

         Each of the warrants issued to the Subscribers and the Finder, respectively, have a term of five years from May 1, 2007 and was fully vested on the date of issuance. The warrants are exercisable at $0.30 per share of Common Stock. The number of shares of Common Stock underlying each warrant and the exercise price are subject to certain adjustments more particularly described in the Form of Warrant attached as Exhibit B to the Subscription Agreement being filed herewith.

         In addition, on May 1, 2007, BigString issued 140,000 shares of Common Stock to CEOcast, Inc. in consideration for investor relations services, 192,000 shares of Common Stock to Howard Green in consideration for investor relations services and 100,000 shares of Common Stock to John Bomser in consideration for consulting services. In connection with these issuances, BigString relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act.

Section 8 - Other Information

         Item 8.01.   Other Events.
         ---------    ------------

         On May 2, 2007, BigString issued a press release announcing that it had entered into a financing agreement with several accredited financing parties, pursuant to which it will receive an aggregate of $1,600,000 in financing. A description of the financing is provided under Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

         Item 9.01.   Financial Statements and Exhibits.
         ---------    ---------------------------------

            (d)       Exhibits:

            Exhibit
            Number      Description
            ------      -----------

            4.2 Form of Convertible Note, dated May 1, 2007, issued to the following persons and in the following amounts:
                        Whalehaven Capital Fund Limited ($250,000); Alpha Capital Anstalt ($250,000);Chestnut Ridge Partners LP ($125,000); Iroquois Master Fund Ltd. ($125,000); and Penn Footwear ($50,000).

            10.43 Subscription Agreement, dated as of April 30, 2007, by and among BigString and Whalehaven Capital Fund Limited, Alpha Capital Anstalt, Chestnut Ridge Partners LP, Iroquois Master Fund Ltd. and Penn Footwear, including Exhibit B - Form of Common Stock Purchase Warrant. Upon the request of the Securities and Exchange Commission, BigString agrees to furnish copies of each of the following schedules and exhibits: Schedule 5(a) - Subsidiaries; Schedule 5(d) - Additional Issuances/Capitalization; Schedule 5(f) - Conflicts;
                        Schedule 5(q) - Undisclosed Liabilities; Schedule 5(v) - Transfer Agent; Schedule 8 - Finder's Fee; Schedule 9(s)
                        - Lockup Agreement Providers; Schedule 11.1(iv) - Additional Securities to be Included in the Registration Statement; Exhibit A - Form of Convertible Note (included as Exhibit 4.2); Exhibit C - Form of Escrow Agreement; Exhibit D - Form of Giordano, Halleran & Ciesla, P.C. Legal Opinion; Exhibit E - Proposed Public Announcement; and Exhibit F - Form of Lock-Up Agreement.

            99.1 Press Release Re: BigString Corporation Secures Additional Financing in the Aggregate Amount of $1,600,000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  BIGSTRING CORPORATION
                                          --------------------------------------
                                                       (Registrant)



                                      By:  /s/ Darin M. Myman
                                          --------------------------------------
                                          Darin M. Myman
                                          President and Chief Executive Officer


Date:  May 3, 2007

                                  EXHIBIT INDEX

Exhibit
Number      Description
------      -----------

4.2 Form of Convertible Note, dated May 1, 2007, issued to the following persons and in the following amounts: Whalehaven Capital Fund Limited ($250,000); Alpha Capital Anstalt ($250,000);Chestnut Ridge Partners LP ($125,000); Iroquois Master Fund Ltd. ($125,000); and Penn Footwear ($50,000).

10.43 Subscription Agreement, dated as of April 30, 2007, by and among BigString and Whalehaven Capital Fund Limited, Alpha Capital Anstalt, Chestnut Ridge Partners LP, Iroquois Master Fund Ltd. and Penn Footwear, including Exhibit B - Form of Common Stock Purchase Warrant. Upon the request of the Securities and Exchange Commission, BigString agrees to furnish copies of each of the following schedules and exhibits: Schedule 5(a) - Subsidiaries; Schedule 5(d)
            - Additional Issuances/Capitalization; Schedule 5(f) - Conflicts;
            Schedule 5(q) - Undisclosed Liabilities; Schedule 5(v) - Transfer Agent; Schedule 8 - Finder's Fee; Schedule 9(s) - Lockup Agreement Providers; Schedule 11.1(iv) - Additional Securities to be Included in the Registration Statement; Exhibit A - Form of Convertible Note (included as Exhibit 4.2); Exhibit C - Form of Escrow Agreement; Exhibit D - Form of Giordano, Halleran & Ciesla, P.C. Legal Opinion; Exhibit E - Proposed Public Announcement; and Exhibit F - Form of Lock-Up Agreement.

99.1 Press Release Re: BigString Corporation Secures Additional Financing in the Aggregate Amount of $1,600,000.